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                                                                    Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
PLATINUM technology, inc.

We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated February 9, 1998 (except for Note 18, which is as of February 18, 1998), relating to the consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related consolidated financial statement schedule, and to the reference to our firm under the heading "Experts."


                                       KPMG Peat Marwick LLP

Chicago, Illinois
March 13, 1998